UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 7, 2009 (December 31, 2008)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

AHR Capital MS Limited (the "Borrower"), a wholly owned subsidiary of Anthracite Capital, Inc. (the "Company"), Morgan Stanley Mortgage Servicing Ltd, as the security trustee (the "Security Trustee"), Morgan Stanley Bank, as the initial lender, and Morgan Stanley Principal Funding, Inc., as the first new lender and agent (the "Agent"), entered into the Third Amended and Restated Multicurrency Revolving Facility Agreement (the "Agreement"), dated as of December 31, 2008, through an Amendment and Restatement Deed.  The Agreement amended and restated the original agreement dated as of February 17, 2006 as amended and restated on July 20, 2007 and February 15, 2008.

In connection with the Agreement, the Company agreed to enter into a Second Amendment (the "Amendment"), dated as of December 31, 2008, to Amended and Restated Parent Guaranty and Indemnity (the "Guaranty"), dated as of February 15, 2008 and amended on April 14, 2008, with the Security Trustee and the Agent.

Pursuant to the Agreement, the termination date of the multicurrency revolving facility changed from February 7, 2009 to February 17, 2010, the Applicable Margin (as defined in the Agreement) on outstanding borrowings increased to 3.50%, a Borrowing Base Deficiency (as defined in the Agreement) was satisfied and the Borrower will no longer be entitled to request new borrowings under the Agreement after the effectiveness of the Agreement.  The Agreement also incorporated ongoing amortization payments, an upfront balance reduction of $15 million and a second balance reduction payment of $15 million required by August of 2009.  The Borrower is required to use all the cash flow from collateral under the Agreement to make the ongoing amortization payments.  The Agreement provides that if the Borrower fails to provide the Agent with certain deliverables on or before 5:00 p.m. (New York time) on January 9, 2009, the Borrower will be in default under the Agreement.

In connection with the extension of the facility (including but not limited to the satisfaction of a margin call under the Agreement), the Borrower posted or will post additional assets as collateral under the Agreement comprised of notes and debt in an aggregate principal amount of €99.6 million.  The Borrower may be required in the future to make additional prepayments or post additional collateral pursuant to the Agreement.

Pursuant to the Amendment, certain financial covenants were added or modified so that: (i) on any date, the Company's Tangible Net Worth (as defined in the Guaranty) shall not be less than the sum of $550,000,000 plus 75% of any equity offering proceeds from and after December 31, 2008, (ii) the Company's Total Indebtedness (as defined in the Guaranty) to Tangible Net Worth shall not be greater than 2.5:1 and (iii) the Company shall not make, modify, amend or supplement any covenant to any other Person (as defined in the Guaranty) that is more restrictive on the Company than those set forth in Section 9 of the Guaranty, and/or that relates to the Company's assets, liabilities, income, net worth, liquidity, profitability and/or with respect to ratios relating to any of the foregoing and/or the occurrence of a material adverse effect, unless the Company has notified the Security Trustee and the Agent thereof and has executed an amendment to the Guaranty in a form acceptable to the Security Trustee and the Agent whereby the Company has made the same (or substantially the same) covenant(s) (each, a "Restrictive Covenant") to the Security Trustee and the Agent, which Restrictive Covenant(s) shall be in addition to (and not in lieu of) Company's covenants and obligations under the Guaranty.

Morgan Stanley Mortgage Servicing Ltd, Morgan Stanley Bank, Morgan Stanley Principal Funding Inc. and its affiliates have from time to time provided other financial services to the Company, BlackRock Financial Management, Inc., the manager of the Company, and their respective affiliates, for which they received customary compensation.

The foregoing descriptions of the Agreement and the Amendment are not complete and are qualified in their entirety by reference to the full text of the agreements which will be filed as exhibits to a periodic report or other filing of the Company pursuant to the requirements of Item 601 of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard Shea
	Name:	Richard Shea
	Title:	President and Chief Operating Officer

Dated: January 7, 2009